Exhibit (d)(1)(vi)

FORM OF

December 3, 2012

ING Mutual Funds

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

By this letter dated December 3, 2012, we agree to waive the investment management fee payable to us under the Amended and Restated Investment Management Agreement, dated February 1, 2005 between ING Investments, LLC and ING Mutual Funds (the “Agreement”).  Such waiver will be in an amount equal to the investment management fees allocated to, and otherwise payable by, the Class P shares of ING Global Bond Fund (the “Fund”), a series of ING Mutual Funds, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the investment management fee in this manner for the period from December 3, 2012 through March 1, 2014 (the “Waiver Period”).

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

Todd Modic

Senior Vice President

ING Investments, LLC

Agreed and Accepted:

ING Mutual Funds

(on behalf of the Funds)

By:    _________________________________________________

Kimberly A. Anderson

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC